Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E2open, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3366487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4100 East Third Avenue, Suite 400

Foster City, California 94404

(650) 645-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark E. Woodward

President and Chief Executive Officer

4100 East Third Avenue, Suite 400

Foster City, California 94404

(650) 645-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Aaron J. Alter Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Scott H. Miller General Counsel 4100 East Third Avenue, Suite 400 Foster City, California 94404 (650) 645-6500	Richard A. Kline Bradley C. Weber Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 752-3100

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$86,250,000	$11,109

(1)	Includes offering price of any additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2014

PROSPECTUS

             Shares

Common Stock

We are selling              shares of our common stock. The selling stockholders are selling              shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

Our common stock is listed on the NASDAQ Global Market under the ticker symbol “EOPN.” On January 13, 2014, the last reported sale price of our common stock on the NASDAQ Global Market was $22.67 per share.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in the common stock involves risk that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may also exercise their option to purchase up to an additional                  shares from                 , a selling stockholder, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2014.

BofA Merrill Lynch	Pacific Crest Securities

William Blair	Canaccord Genuity	Needham & Company

The date of this prospectus is                     , 2014.

E2OPEN

How Do You Manage Demand You Can't Predict With Supply You Don't Control?

Our solutions empower our customers to commit with confidence.

You should rely only on the information contained in this prospectus, including the information we are incorporating by reference or in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. We have not, the selling stockholders have not and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. Neither we nor the selling stockholders nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about, and to observe any restrictions as to, this offering and the distribution of this prospectus applicable to that jurisdiction.

E2open and logo are registered trademarks of E2open, Inc.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms the “Company,” “we,” “us” and “our” to refer to E2open, Inc. and its consolidated subsidiaries.

SUMMARY

The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information in this prospectus, including the information incorporated by reference in this prospectus, and the information in or incorporated by reference in any free writing prospectus we may authorize before making an investment decision.

Company Overview

We are a leading provider of cloud-based, on-demand software solutions delivered on an integrated platform that enables companies to collaborate with their trading partners to manage demand they cannot predict with supply they do not control. Our customers depend on outsourced manufacturing strategies and complex supply chains and trading networks to compete in today’s global economy. They use our solutions to gain visibility into and control over their supply chains and trading networks through the real-time information, integrated planning, business processes, and advanced analytics that we provide. Our solutions enable our customers and their trading partners to overcome problems arising from communications across disparate systems by offering a reliable source of data, processes and analytics, which our customers rely on as the single version of the truth. Our solutions empower our customers to commit with confidence to customer demand.

We refer to the combination of our software applications delivered on our cloud-based platform, the content contributed by our network participants and our enabling services as the E2open Business Network. The E2open Business Network has grown to approximately 38,000 unique registered trading partners. It allows our network participants to access and share data, plan, and execute business processes in a secure, real-time manner, while providing them with collaboration tools, analytics, and what-if scenario planning so our customers can make more informed, timely, and efficient decisions. Our customer base includes companies that represent four out of the top five supply chains in the world, according to Gartner, Inc., and spans several industries including many large multinational companies such as Boeing, Cisco, Dell, the Gap, GE, HP, IBM, Lab126 (part of the Amazon.com, Inc. group of companies), Lenovo, L’Oreal, Motorola Solutions and Vodafone. To date, our target markets have been Technology, Telecommunications, Aerospace and Defense, Industrial, and Consumer Products.

E2open transcends traditional supply chain software categories, which include business-to-business, or B2B, integration, procurement, forecasting, planning and execution, by enabling coordination, collaboration and real-time decision-making among enterprises, a core competency called “collaborative planning & execution.” By providing our solutions in an integrated cloud-based environment, our customers and their trading partners can easily share detailed and relevant content and data to gain the visibility they need for collaborative planning and execution across their extended trading network.

Our customers benefit from the following key differentiating features of the E2open Business Network:

•

Cross-network analytics. We provide cross-network analytics for real-time monitoring and control of large volumes of data to sense and respond quickly and collaboratively to changes, opportunities or disruptions in the supply chain.

•

Network planning and response. We enable optimization of inventory and capacity, with event-driven response planning across global trading networks. These network planning capabilities are complemented by scenario planning, traditionally referred to as a “what-if” analysis. What-if analyses can be based on profitability, revenue, segmentation and/or customer fulfillment.

•

Multi-enterprise, multi-tier supply and demand process management. We support key operational processes, such as forecast, order and inventory management, for our customers and their multi-tiered supply and demand trading networks.

•

Scalable, secure cloud-based connectivity trading platform. Our solutions combine B2B connectivity and integration capabilities that allow our customers to securely connect, share and act on information across their trading networks that can include thousands of partners.

•

Integration with existing systems. Our highly-configurable solutions integrate with many Enterprise Resource Planning, or ERP, systems to efficiently manage complex networks and facilitate the interchange of transactions.

We believe that the E2open Business Network is strategic to our customers in that it enables them to increase revenue and productivity, and to reduce operating expenditures, working capital and cost of goods sold. Our solutions seamlessly integrate with and enhance our customers’ mission critical business systems and processes across their trading networks.

We have achieved strong growth as our network has scaled and as we have expanded our solutions. Our platform originated as a solution to help our customers connect with their manufacturing and distribution partners in their trading network. Next, we introduced solutions for multi-enterprise supply management, and then we introduced solutions to help our customers coordinate multi-enterprise demand management. Then, we added analytics and now provide real-time collaborative planning and execution. Our revenue has grown from $37.7 million in fiscal 2009 to $44.4 million in fiscal 2010 to $55.5 million in fiscal 2011 to $59.7 million in fiscal 2012 and $74.9 million in fiscal 2013. Revenue decreased from $57.3 million for the nine months ended November 30, 2012 to $51.9 million for the nine months ended November 30, 2013 due to a contract amendment in 2012 that accelerated future revenue into the three months ended August 31, 2012 and the implementation of our strategy to enable partners to deploy our solutions for our customers. Subscriptions and support revenue increased from $32.2 million for the nine months ended November 30, 2012 to $40.1 million for the nine months ended November 30, 2013, representing a 24.8% increase. Bookings were $57.5 million for fiscal 2010, $56.9 million for fiscal 2011, $72.6 million for fiscal 2012 and $125.1 million for fiscal 2013.

Our Opportunity

The accelerating trends of supply chain globalization and outsourced manufacturing and distribution have combined to increase complexity and risk for brand owners while decreasing visibility into their expanding and evolving supply chains and distribution networks. These trends have created a fundamental shift in the way companies plan, source, and distribute goods and services. They have led to an ever more complex product and service delivery paradigm which increasingly relies on specialized, globally distributed trading partners to reduce costs. Cloud-based delivery of Supply Chain Management (SCM) solutions continues to specialize to the point where we believe it will ultimately separate from a centralized Enterprise Resource Planning (ERP) suite, as Customer Relationship Management (CRM) and Human Capital Management (HCM) have done over the last decade.

As trading networks become more complex, companies are increasingly demanding integrated solutions that facilitate not only collaborative inventory management, but also the demand and supply forecasts, network planning, procurement systems, order management and analytics required to efficiently coordinate a company’s entire business ecosystem. We believe a significant opportunity exists to help companies improve their competitive advantage by delivering the visibility and control once characteristic of vertically integrated companies while retaining the advantages of outsourcing. The ability to navigate modern supply chain complexities and to resolve problems in a timely and collaborative manner, combined with enhanced knowledge of end customer demand, is critical to enabling businesses to commit with confidence to customer demand.

Our collaborative planning and execution solutions address an opportunity comprised of three markets that include supply chain execution software, supply chain planning software and procurement software. These three markets are forecasted by Gartner, Inc. to grow collectively at a 10.0% compound annual growth rate from $8.3 billion worldwide in 2012 to $13.4 billion worldwide in 2017. Further, Gartner, Inc. forecasts the market for supply chain management solutions offered via software-as-a-service, or SaaS, to grow at a 21.0% compound annual growth rate from $1.5 billion worldwide in 2012 to $4.0 billion worldwide in 2017.

Our Solutions

We develop, operate and market an integrated cloud-based platform that addresses supply chain management challenges by providing cross-network analytics, multi-enterprise supply and demand process management, network planning and response and B2B integration solutions for companies seeking visibility across and control over their trading networks.

We deliver our solutions in a highly secure, cloud-based computing environment. Our customers subscribe to our on-demand SaaS solutions with multi-year contract terms that are typically three to five years in length.

The E2open Business Network enables integrated planning and execution across trading partner networks. Our cloud-based technology stack is purpose-built for managing trading partner networks and enables our customers and their partners to increase their revenues while reducing costs by minimizing errors and maximizing efficiency. The key characteristics of the E2open Business Network that drive customer adoption include:

•

Large global business network. Our solutions have been designed for companies that either manage or participate in distributed supply chains and whose business processes require collaboration among numerous entities performing multiple interdependent activities to source, produce and fulfill demand for their products across disparate geographies.

•

Demand-driven model. Our solutions enable our customers to transform their trading networks from a forecast-driven production model, where products are manufactured in anticipation of future demand, to a demand-driven fulfillment model, which is based on advanced prioritization for order allocation and is responsive to changes in demand and/or constraints in supply across the trading network.

•

Multi-tier functionality. Our solutions allow trading network participants to better manage processes and information relating to raw materials, products, finished goods and related services across multiple tiers—from the extended supply base, to their outsourced manufacturing partners, then on to their distribution channels and ultimately to the end customer.

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Big data, fast data cross-network analytics and business intelligence. Our solutions provide the ability to manage large amounts of data and information generated through both trading partner repositories and through the course of their interactions on our network. Our solutions offer sophisticated reporting and cross-network, real-time analytics for intelligent supply chain decision-making while providing the ability to continuously monitor information, evaluate performance, recognize disruptions and take corrective actions.

•

Cloud-based platform. Unlike many companies operating legacy on-premise solutions that are difficult and costly to configure and support, our customers and their trading partners using the E2open Business Network are able to share, analyze and act on information in real time on a common platform. Our cloud-based platform enables process management and information exchange among our customers and their trading partners.

Enterprises can leverage our enabling expertise and services when they need to change or deploy a new process capability or add a trading partner. By creating a single, unified source of information within the trading network, we enable enterprises to operate and make decisions based on reliable and trustworthy information in real time, allowing our customers and their trading partners to improve communication, multi-enterprise process performance, and tactical and strategic decision making. Our customers use our solutions to:

•	Increase sales by optimizing inventory levels;

•	Achieve greater revenue assurance and customer satisfaction through prioritized and timely order fulfillment;

•	Reduce costs and working capital requirements through optimization and response planning, automation of operations, inventory reduction and enhanced procurement efficiency;

•	Achieve faster and easier on-boarding of trading partners to our platform by utilizing each partner’s existing technological infrastructure; and

•	Reduce deployment risk, streamline operations and lower maintenance costs, without a significant upfront investment in on-premise software or ongoing investments in software maintenance.

Our Strategy for Growth

Our objective is to be the leading provider of multi-enterprise, cloud-based, on-demand software enabling enterprises to more efficiently and profitably plan, procure, manufacture, sell and distribute products through collaborative execution. The key elements of our end-to-end multi-enterprise strategy include:

•

Leverage our existing network to add customers. The E2open Business Network creates a network effect by attracting the largest suppliers and customers in a particular industry vertical to establish and grow our presence. We intend to leverage our customers’ expanding ecosystems to attract new customers and convert trading partners from within our network into direct customers.

•

Retain and up-sell additional solutions to our existing customers. Once our customers begin to rely on the real-time data and visibility provided by our platform and solutions, they typically purchase additional solutions from us. We intend to continue to deliver best-in-class solutions and leverage our knowledge of and familiarity with our existing customers to deliver additional solutions to them.

•

Expand into new verticals. We believe our experience with our customers in our initial target markets provides a successful model for future growth. We have found that the challenges presented by managing inventory, orders and planning are similar across many industries which makes our solutions applicable to a wide array of industry verticals. We intend to leverage our experience, expertise and proven customer success within our current key verticals to accelerate entry into and delivery of our solutions to these new vertical markets.

•

Introduce new products. We will continue to expand our portfolio of solutions by leveraging our familiarity with advanced supply chains and approximately 38,000 of our partners in our trading network to develop new applications and introduce new products that are strategic to our customers and their trading networks.

•

Expand our international presence. In 2010, we grew our sales team in Europe and we intend to hire additional sales personnel in Germany, France and the Nordic countries. In 2011, we opened an office and established a direct sales force and a sales, hosting and distribution alliance with a local partner in China. In 2013, we acquired ICON-SCM AG, an innovator in network planning and response based in Karlsruhe, Germany. We intend to make additional investments outside of the United States in order to expand our geographic reach.

•

Expand our target market to include mid-market customers. Historically, we have focused our sales and marketing efforts on the largest companies within specific vertical markets. By leveraging our established trading network and cloud-based subscription model, we can now offer cost effective solutions to expand our target market to include mid-market customers, which will be sold through our indirect sales channels.

•

Make targeted, strategic acquisitions. In 2013, we acquired ICON-SCM AG, a leading supply chain planning vendor. We believe that the acquisition of ICON-SCM AG accelerates our product roadmap and expands our geographic footprint. We intend to continue to complement our organic growth with strategic acquisitions of technologies, solutions and businesses that enhance and expand our existing offerings.

Principal Executive Offices

Our principal executive offices are located at 4100 East Third Avenue, Suite 400, Foster City, California 94404, and our telephone number is (650) 645-6500. Our website address is www.e2open.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Risk Factors

In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information set forth in this prospectus and incorporated herein by reference, the specific factors set forth under “Risk Factors” beginning on page 12.

•	We have incurred operating losses in the past and may incur operating losses in the future.

•	If we are unable to attract new customers or sell additional products to our existing customers, our revenue growth and profitability will be adversely affected.

•	If we are unable to attract and enable third-party service providers, our revenue and margin growth will be adversely affected.

•	We derive a significant portion of our revenue from a relatively small number of customers, and our growth depends on our ability to retain existing customers and add new customers.

•	We encounter long sales cycles, particularly with our larger customers, and seasonality in sales, which could have an adverse effect on the amount, timing and predictability of our revenue.

•	Our quarterly results of operations may fluctuate. As a result, we may fail to meet or exceed the expectations of investors or securities analysts which could cause our stock price to decline.

•

We operate in an emerging and evolving market, which may make it difficult to evaluate our business and future prospects. If this market does not develop or develops more slowly than we expect, our revenue may decline or fail to grow, and we may incur additional operating losses.

•	Downturns in general economic and market conditions and reductions in IT spending may reduce demand for our solutions, which could negatively affect our revenue, results of operations and cash flows.

•	If we are unable to develop new products and services, sell our solutions into new markets or further penetrate our existing markets, our revenue will not grow as expected.

•

Our strategy has included and will continue to include pursuing acquisitions and our potential inability to successfully integrate newly-acquired companies or businesses may adversely affect our financial results.

•

Our directors, executive officers and principal stockholders, together with their affiliates, beneficially owned an aggregate of 28.9% of our outstanding common stock as of November 30, 2013 and have substantial control over us and could delay or prevent a change in corporate control.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Option to purchase additional common stock granted by , a selling stockholder	shares

Common stock to be outstanding after the offering	shares

Use of proceeds	The net proceeds to us from this offering will be approximately $ million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the shares sold by selling stockholders. We intend to use the net proceeds from this offering primarily for general corporate purposes and other operating expenses, including expenditures related to this offering, working capital, sales and marketing activities, general and administrative expenses and capital expenditures. In addition, if appropriate opportunities arise to acquire or invest in complementary businesses, product lines, products or technologies, we may use a portion of the net proceeds for such acquisition or investment. However, we are not currently discussing any such potential acquisition or investment with any third party.

NASDAQ Global Market symbol	EOPN

The number of shares of our common stock to be outstanding after the completion of this offering is based on 26,614,212 shares outstanding as of November 30, 2013, and excludes:

•	2,393,865 shares of common stock issuable upon the exercise of options outstanding as of November 30, 2013, at a weighted average exercise price of $9.71 per share;

•	576,843 shares of common stock issuable upon the release of outstanding restricted stock units as of November 30, 2013; and

•

2,694,645 shares reserved for future issuance under our 2012 Equity Compensation Plan, as well as shares originally reserved for issuance under our 2003 Stock Plan, but which may become available for awards under our 2012 Equity Compensation Plan, which plan contains provisions that will automatically increase its share reserve each year.

Except for historical financial statements or as otherwise indicated, information in this prospectus reflects or assumes no exercise after November 30, 2013 of outstanding options and no exercise of the underwriters’ option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We have derived the summary consolidated financial data for the fiscal year ended February 28, 2011, February 29, 2012 and February 28, 2013 from our audited consolidated financial statements incorporated by reference into this prospectus. We have derived the summary consolidated financial data for the nine months ended November 30, 2012 and 2013 and as of November 30, 2013 from our unaudited consolidated financial statements incorporated by reference into this prospectus. Our historical results are not necessarily indicative of our future results. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2013, and in our Quarterly Report on Form 10-Q for the three months ended November 30, 2013.

	Year Ended February 28 or 29,			Nine Months Ended November 30,
	2011	2012	2013	2012	2013
	(In thousands, except per share data)
Revenue
Subscriptions and support	$39,419	$35,816	$43,793	$32,160	$40,125
Professional services and other	16,104	23,871	31,145	25,167	11,746

Total revenue	55,523	59,687	74,938	57,327	51,871
Cost of revenue
Subscriptions and support	7,531	7,514	8,275	6,212	7,942
Professional services and other	11,774	14,116	15,037	11,008	12,852
Amortization of acquired intangibles	—	—	—	—	466

Total cost of revenue	19,305	21,630	23,312	17,220	21,260
Gross profit
Subscriptions and support	31,888	28,302	35,518	25,948	31,717
Professional services and other	4,330	9,755	16,108	14,159	(1,106)

Total gross profit	36,218	38,057	51,626	40,107	30,611
Operating expenses
Research and development	11,463	13,240	14,999	11,270	13,705
Sales and marketing	12,756	18,590	28,222	20,168	26,334
General and administrative	5,064	5,963	8,413	6,109	7,502
Acquisition-related expenses	—	—	—	—	1,131
Amortization of acquired intangibles	—	—	—	—	394

Total operating expenses	29,283	37,793	51,634	37,547	49,066

Income (loss) from operations	6,935	264	(8)	2,560	(18,455)
Interest and other expense, net	(259)	(411)	(437)	(317)	(379)

Income (loss) before income taxes	6,676	(147)	(445)	2,243	(18,834)
Benefit from (provision for) income taxes	(33)	(78)	(264)	(137)	135

Net income (loss)	$6,643	$(225)	$(709)	$2,106	$(18,699)
Undistributed earnings allocated to preferred stockholders	(6,643)	—	—	—	—

Net income (loss) allocated to common stockholders	—	(225)	(709)	2,106	(18,699)

Net income (loss) per share attributable to common stockholders:
Basic	$—	$(0.04)	$(0.04)	$0.13	$(0.72)

Diluted	$—	$(0.04)	$(0.04)	$0.08	$(0.72)

Weighted average shares used to compute net income (loss) per share:
Basic	5,788	5,918	17,490	16,243	26,061

Diluted	5,788	5,918	17,490	25,882	26,061

Other comprehensive income (loss), net:
Net unrealized gains (losses) on investments during the period	—	—	14	5	(15)
Less: reclassification adjustment for losses (gains) included in income	—	—	—	—	14

Net unrealized gains (losses) on investments	—	—	14	5	(1)
Net foreign currency translation gains (losses)	—	9	(40)	(31)	65

Total other comprehensive income (loss), net	—	9	(26)	(26)	64

Total comprehensive income (loss)	6,643	(216)	(735)	2,080	(18,635)

	Year Ended February 28 or 29,			Nine Months Ended
	2011	2012	2013	November 30, 2012	November 30, 2013
	(In thousands, except per share data)
Other Financial and Operational Data:
Adjusted EBITDA (1)	$9,371	$2,517	$3,853	$5,327	$(11,003)

Free cash flow (2)	$(697)	$(2,495)	$(2,095)	$(6,212)	$(15,571)

Number of unique registered trading partners (at period end) (3)	26,440	30,772	35,302	34,740	37,931
Number of unique registered users (at period end) (3)	73,377	88,012	108,846	105,060	122,739

(1)	We define Adjusted EBITDA as net income (loss) adjusted for interest and other income (expense), net, benefit from (provision for) income taxes, depreciation and amortization, stock-based compensation expense and acquisition-related expenses. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.
(2)	We define free cash flow as net cash provided by (used in) operating activities less capital expenditures. Please see “Free Cash Flow” below for more information and for a reconciliation of free cash flow to net cash provided by (used in) operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP.
(3)	We define unique registered trading partners and unique registered users as entities and individuals, respectively, that are connected to our network as of the balance sheet date. We view the number of unique registered trading partners and unique registered users as key indicators of the reach of our network and the value our enterprise customers are deriving from our solutions.

Stock-based compensation included in the consolidated statements of operations data above was as follows:

	Year Ended February 28 or 29,			Nine Months Ended November 30,
	2011	2012	2013	2012	2013
	(In thousands)
Cost of revenue	$223	$203	$621	$444	$1,132
Research and development	108	84	184	130	349
Sales and marketing	154	259	749	488	1,466
General and administrative	92	181	691	509	1,062

Total stock-based compensation	$577	$727	$2,245	$1,571	$4,009

The following table sets forth our summary consolidated balance sheet data as of November 30, 2013:

•	on an actual basis; and

•

on an as adjusted basis to reflect our receipt of the net proceeds from our sale of             shares of common stock in this offering at an assumed public offering price of $         per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on                     , 2014, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of November 30, 2013
	Actual	As adjusted (1)
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$12,765	$
Property and equipment, net	3,469
Working capital, excluding deferred revenue	16,367
Total assets	78,728
Total stockholders’ equity	14,960

(1)	A $1.00 increase (decrease) in the assumed public offering price of $ per share, the closing price of our common stock as reported on the NASDAQ Global Market on , 2014, would increase (decrease) cash and cash equivalents and each of working capital, excluding deferred revenue, total assets and total stockholders’ equity (deficit) by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) cash and cash equivalents and each of working capital, excluding deferred revenue, total assets and total stockholders’ equity (deficit) by $ million. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Key Financial Performance Metrics

We monitor the key financial metrics set forth below as well as revenue, gross profit, gross margin, net income (loss), operating cash flow, cash and cash equivalents, and available debt capacity, which are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended November 30, 2013, to help us evaluate trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational effectiveness and efficiencies.

Adjusted EBITDA

We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA is defined as net income (loss) adjusted for interest and other income (expense), net, benefit from or provision for income taxes, depreciation and amortization, stock-based compensation expense and acquisition-related expenses. Management believes that the use of Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period to period comparisons of results of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Management believes that it is useful to exclude certain non-cash charges, such as depreciation, amortization and stock-based compensation, and non-core operational charges, such as interest and other income (expense), net and acquisition-related expenses from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods as a result of the timing of new stock-based awards, acquisitions or restructurings, as the case may be.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the future need to augment or replace such assets; and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for each of the periods indicated:

	Year Ended February 28 or 29,			Nine Months Ended November 30,
	2011	2012	2013	2012	2013
	(In thousands)
Reconciliation of Adjusted EBITDA:
Net income (loss)	$6,643	$(225)	$(709)	$2,106	$(18,699)
Interest and other expense (income), net	259	411	437	317	379
Benefit from (provision for) income taxes	33	78	264	137	(135)
Depreciation and amortization	1,859	1,526	1,616	1,196	2,312
Acquisition-related expenses	—	—	—	—	1,131
Stock-based compensation	577	727	2,245	1,571	4,009

Adjusted EBITDA	$9,371	$2,517	$3,853	$5,327	$(11,003)

Free Cash Flow

Free cash flow is a key measure used in our internal operating reports and allows us to manage the cash available to fund our debt obligations and potential strategic initiatives. Management believes that free cash flow is useful to investors as a supplemental measure to evaluate our business over time.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures. Capital expenditures consist of purchases of property, equipment and software. Management believes that the use of free cash flow provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operating performance and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Free cash flow should not be considered a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using non-GAAP financial measures, including that other companies may calculate these measures differently than we do. Management compensates for the inherent limitations associated with measuring free cash flow through disclosure of such limitations, presentation of our consolidated financial statements in accordance with GAAP and reconciliation of free cash flow to the most directly comparable GAAP measure, net cash provided by (used in) operating activities. A reconciliation of net cash provided by (used in) operating activities to free cash flow is presented below:

	Year Ended February 28 or 29,			Nine Months Ended November 30,
	2011	2012	2013	2012	2013
	(In thousands)
Free Cash Flow Data:
Net cash provided by (used in) operating activities	$88	$(826)	$(957)	$(5,095)	$(15,406)
Capital expenditures	(785)	(1,669)	(1,138)	(1,117)	(165)

Free cash flow	$(697)	$(2,495)	$(2,095)	$(6,212)	$(15,571)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, which are incorporated by reference into this prospectus, before deciding whether to purchase shares of our common stock. If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have incurred operating losses in the past and may incur operating losses in the future.

We began our operations in 2000. Throughout most of our history, we have experienced net losses and negative cash flows from operations. As of November 30, 2013 and February 28, 2013, we had an accumulated deficit of $359.9 million and $341.2 million. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we incur legal, accounting and other expenses that we did not incur as a private company. If our revenue does not grow to offset these increased expenses, we will not be profitable. We cannot assure you that we will be able to achieve or maintain profitability. You should not consider recent revenue growth as indicative of our future performance.

If we are unable to attract new customers or sell additional products to our existing customers, our revenue growth and profitability will be adversely affected.

To increase our revenue and achieve and maintain profitability, we must regularly add new customers or sell additional solutions to our existing customers, which we plan to do. Numerous factors, however, may impede our ability to add new customers and sell additional solutions to our existing customers, including our inability to convert companies that have been referred to us by our existing network into paying customers, failure to attract and effectively train new sales and marketing personnel, failure to retain and motivate our current sales and marketing personnel, failure to develop relationships with resellers or failure to ensure the effectiveness of our marketing programs. In addition, if prospective customers do not perceive our solutions to be of sufficiently high value and quality, we will not be able to attract the number and types of new customers that we are seeking.

If we are unable to attract and enable third-party service providers, our revenue and margin growth will be adversely affected.

To enable anticipated growth of product subscriptions, we intend to utilize partners to provide integration and deployment services. This strategy depends upon successful marketing to and recruitment of partners. It also assumes successful training and transfer of the knowledge and skills required to deploy system integration and software functionality. We cannot assure the recruitment of sufficient partners to meet anticipated demand or that those partners who are recruited can be made effective substitutes for internal professional services resources.

We derive a significant portion of our revenue from a relatively small number of customers, and our growth depends on our ability to retain existing customers and add new customers.

We derive a significant percentage of our revenue from a relatively small number of customers, and the loss of any one or more of those customers for any reason, including without limitation, early termination of our contract with them could decrease our revenue and harm our current and future results of operations. For the nine months ended November 30, 2013, our top ten customers accounted for 56.5% of our total revenue. Although our largest customers may vary from period to period, we anticipate that we will continue to depend on revenue from a relatively small number of customers.

We encounter long sales cycles, particularly with our larger customers, and seasonality in sales, which could have an adverse effect on the amount, timing and predictability of our revenue.

Our products have lengthy sales cycles, which typically extend from four to 12 months and may in some instances take longer than one year. Potential and existing customers, particularly larger enterprises, often commit significant resources to an evaluation of available solutions and services and require us to expend substantial time and resources in connection with our sales efforts. The length of our sales cycles also varies depending on the type of customer to which we are selling, the product being sold and customer requirements. We may incur substantial sales and marketing expenses and expend significant management effort during this time, regardless of whether we make a sale. Many of the risks relating to sales processes are beyond our control, including:

•	Our customers’ budgetary and scheduling constraints;

•	The timing of our customers’ budget cycles and approval processes;

•	Our customers’ willingness to augment or replace their currently deployed software products; and

•	General economic conditions.

As a result of the lengthy and uncertain sales cycles of our products and services, it is difficult for us to predict when customers may purchase products or services from us, thereby affecting when we can recognize the associated revenue, and our results of operations may vary significantly and may be adversely affected. The length of our sales cycle makes us susceptible to having pending transactions delayed or terminated by our customers if they decide to delay or withdraw funding for information technology, projects. Our customers may decide to delay or withdraw funding for various reasons, including global economic cycles and capital market fluctuations.

In addition, we may experience seasonality in the sales of our solutions. For instance, historically, the agreements we have signed in our fiscal first quarter have had an aggregate value less than that of the agreements signed in our preceding fiscal fourth quarter. Seasonal variations in our sales may lead to significant fluctuations in our cash flows and deferred revenue on a quarterly basis. If we fail to sign a significant customer agreement in any particular quarter, then our results of operations for such quarter and for subsequent quarters may be below the expectations of securities analysts or investors, which may result in a decline in our stock price.

Our quarterly results of operations may fluctuate. As a result, we may fail to meet or exceed the expectations of investors or securities analysts which could cause our stock price to decline.

Our quarterly revenue and results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly revenue or results of operations fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Fluctuations in our results of operations may be due to a number of factors, including, but not limited to, those listed below:

•	Demand for and market acceptance of our products;

•	Our ability to retain and increase sales to customers and attract new customers;

•	The timing of product deployment which determines when we can recognize the associated revenue;

•	The timing and success of introductions of new solutions or upgrades by us or our competitors;

•	The strength of the economy;

•	Changes in our pricing policies or those of our competitors;

•	Competition, including entry into the industry by new competitors and new offerings by existing competitors;

•	The impact of seasonality on our business;

•	The amount and timing of expenditures related to expanding our operations, research and development or introducing new solutions; and

•	Changes in the payment terms for our solutions.

Due to the foregoing factors, and the other risks discussed herein, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

We operate in an emerging and evolving market, which may make it difficult to evaluate our business and future prospects. If this market does not develop or develops more slowly than we expect, our revenue may decline or fail to grow, and we may incur additional operating losses.

The market for trading network solutions, including our integrated platform, is in an early stage of development, and it is uncertain how rapidly this market will develop, and even if it does develop, whether our software and solutions will achieve and sustain high levels of demand and market acceptance.

Some companies may be reluctant or unwilling to use our solutions for a number of reasons, including existing investments in demand and supply network management technology. For example, supply chain management functions traditionally have been performed using purchased or licensed hardware and software implemented by each company in the supply chain. Because this traditional approach often requires significant initial investments to purchase the necessary technology and to establish systems that comply with customers’ unique requirements, suppliers may be unwilling to abandon their current options for our integrated, multi-enterprise solution.

Other factors that may limit market acceptance of our solutions include:

•	Our ability to maintain high levels of customer satisfaction;

•	Our ability to maintain availability of service across all users of our products;

•	The price, performance and availability of competing products;

•	Our ability to address confidentiality concerns about information stored outside of our customers’ controlled computing environments; and

•	Concerns about data protection and confidentiality of data stored in the United States, for customers with headquarters outside of the United States.

If companies do not perceive or value the benefits of our solutions, or if companies are unwilling to accept our platform as an alternative to the traditional approach, the market for our products might not continue to develop or might develop more slowly than we expect, either of which would significantly adversely affect our revenue and growth prospects.

Downturns in general economic and market conditions and reductions in IT spending may reduce demand for our solutions, which could negatively affect our revenue, results of operations and cash flows.

Our revenue, results of operations and cash flows depend on the overall demand for our solutions. Concerns about the systemic impact of a potential widespread recession, energy costs, geopolitical issues, U.S.

federal budget issues and the availability of credit have contributed to increased market volatility, decreased consumer confidence and diminished growth expectations in the U.S. economy and abroad. This in turn has resulted in reductions in IT spending by some of our customers.

Further worsening, broadening or protracted extension of the economic downturn could have a significant negative impact on our business, revenue, results of operations and cash flows. Prolonged economic slowdowns may result in customers requiring us to renegotiate existing contracts on less advantageous terms to us than those currently in place or defaulting on payments due on existing contracts.

Furthermore, during weak economic times, there is an increased risk that one or more of our customers will file for bankruptcy protection, which may adversely affect our revenue, profitability and results of operations. If a customer files for bankruptcy, we may be required to forego collection of pre-petition amounts owed and to repay amounts remitted to us during the 90-day preference period preceding the filing, which may be significant due to extended payment terms for software contract fees, and significant billings for professional services on large projects. We also face risk from international customers that file for bankruptcy protection in foreign jurisdictions, in that the outcome of the application of foreign bankruptcy laws may be more difficult to predict. In addition, we may determine that the cost of pursuing any claim may outweigh the recovery potential of such claim.

If we are unable to develop new products and services, sell our solutions into new markets or further penetrate our existing markets, our revenue will not grow as expected.

Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve our solutions, to introduce new products and services in a timely manner, to sell into new markets and to further penetrate our existing markets. The success of any enhancement or new product or service depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or new product or service. Any new product or service we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. Any new markets into which we attempt to sell our solutions, including new vertical markets and new countries or regions, may not be receptive. If we are unable to successfully develop or acquire new products or services, enhance our existing products or services to meet customer requirements, sell products and services into new markets or sell our products and services to additional customers in our existing markets, our revenue will not grow as expected. Moreover, we are frequently required to enhance and update our products and services as a result of changing standards and technological developments, which makes it difficult to recover the cost of development and forces us to continually qualify new products with our customers.

If we do not maintain the compatibility of our solutions with third-party applications that our customers use in their business processes, demand for our solutions could decline.

Our solutions can be used alongside a wide range of other systems, such as enterprise software systems and business software applications used by our customers in their businesses. If we do not support the continued integration of our solutions with third-party applications, including through the provision of application programming interfaces that enable data to be transferred readily between our solutions and third-party applications, demand for our solutions could decline, and we could lose sales. We will also be required to make our solutions compatible with new or additional third-party applications that are introduced into the markets that we serve. We may not be successful in making our solutions compatible with these third-party applications, which could reduce demand for our solutions. In addition, prospective customers, especially large enterprise customers, may require heavily customized features and functions unique to their business processes. If prospective customers require customized features or functions that we do not offer, then the market for our solutions will be adversely affected.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

The industry in which we compete is characterized by rapid technological change, frequent introductions of new products and evolving industry standards. Our ability to attract new customers and increase revenue from customers will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments. The success of any enhancement or new solution depends on several factors, including the timely completion and market acceptance of the enhancement or new solution. Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implements new technologies before we are able to implement them, those competitors may be able to provide more effective solutions than ours at lower prices. Any delay or failure in the introduction of new or enhanced solutions could adversely affect our business, results of operations and financial condition.

Our solutions are complex and customers may experience difficulty in implementing or upgrading our products successfully or otherwise achieving the benefits attributable to our products.

Due to the scope and complexity of the solutions that we provide, our implementation cycle can be lengthy and unpredictable. Our products may require modification or customization and must integrate with many existing computer systems and software programs of our customers and their trading partners. This can be time-consuming and expensive for our customers and can result in delays in the implementation and deployment of our products. As a result, some customers have had, and may in the future have, difficulty implementing our products successfully or otherwise achieving the expected benefits of our products. Delayed or ineffective implementation or upgrades of our software may limit our future sales opportunities, impact revenue, delay deployment of security patches, result in customer dissatisfaction and harm our reputation.

The markets in which we participate are highly competitive, and our failure to compete successfully would make it difficult for us to add and retain customers and would reduce or impede the growth of our business.

The markets for supply chain management solutions are increasingly competitive and global. We expect competition to increase in the future both from existing competitors and new companies that may enter our markets. Increased competition could result in pricing pressure, reduced sales, lower margins or the failure of our solutions to achieve or maintain broad market acceptance. We currently face, or may face in the future, competition from:

•	SaaS providers that deliver B2B information systems;

•	Traditional on-premise software providers; and

•	Managed service providers that combine traditional on-premise software with professional information technology services.

To remain competitive, we will need to invest continuously in software development, marketing, customer service and support and product delivery infrastructure. However, we cannot assure you that new or established competitors will not offer solutions that are superior to or lower in price than ours. We may not have sufficient resources to continue the investments in all areas of software development and marketing needed to maintain our competitive position. In addition, some of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than us, which may provide them with an advantage in developing, marketing or servicing new solutions. Increased competition could reduce our market share, revenue and operating margins, increase our operating costs and otherwise adversely affect our business.

If we are unable to manage our diverse and complex operations, our reputation in the market and our ability to generate revenue from new or existing customers may be adversely affected.

Because our operations are geographically diverse and complex, our personnel resources and infrastructure could become strained and our reputation in the market and our ability to successfully implement our business plan may be adversely affected. We have experienced a period of rapid growth in our headcount and operations. For the nine months ended November 30, 2013, our employee headcount grew from 379 to 452. The growth in the size, complexity and diverse nature of our business and the expansion of our product lines and customer base have placed increased demands on our management and operations, and further growth, if any, may place additional strains on our resources in the future. Our ability to effectively compete and to manage our planned future growth will depend on, among other things, the following:

•	Maintaining continuity in our senior management and key personnel;

•	Increasing the productivity of our existing employees;

•	Attracting, retaining, training and motivating our employees, particularly our technical and management personnel;

•	Deploying our solutions using third-party systems integrators, which will require changes to our applications, documentation and operational processes;

•	Improving our operational, financial and management controls; and

•	Improving our information reporting systems and procedures.

If we do not manage the size, complexity and diverse nature of our business effectively, we could experience delayed software releases and longer response times for assisting our customers with implementation of our products and services, and could lack adequate resources to support our customers on an ongoing basis, any of which could adversely affect our reputation in the market, our ability to successfully implement our business plan and our ability to generate revenue from new or existing customers.

If we fail to retain our key employees, our business would be harmed and we might not be able to implement our business plan successfully.

Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel. In particular, Mark E. Woodward, our Chief Executive Officer, is critical to the management of our business and operations. Competition for talented personnel is intense, and we cannot be certain that we can retain our managerial, technical and sales personnel or that we can attract, assimilate or retain such personnel in the future. Our inability to attract and retain such personnel could have an adverse effect on our business, results of operations and financial condition.

Our growth is dependent upon the continued development of our direct sales force.

We believe that our future growth will depend on the continued development of our direct sales force and their ability to obtain new customers, particularly large enterprise customers, and to manage our existing customer base. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining a sufficient number of direct sales personnel. New sales personnel require significant training and may, in some cases, take more than a year before becoming productive, if at all. If we are unable to hire and develop sufficient numbers of productive direct sales personnel, sales of our software and services will suffer and our growth will be impeded.

If we experience significant fluctuations in our rate of anticipated growth and fail to balance our expenses with our revenue forecasts, our results could be harmed.

Due to our evolving business model and the unpredictability of future general economic and financial market conditions, we may not be able to accurately forecast our rate of growth. We plan our expense levels and investment on estimates of future revenue and future anticipated rate of growth. We may not be able to adjust our spending quickly enough if the addition of new subscriptions or the renewal rate for existing subscriptions falls short of our expectations. As a result, we expect that our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis. We believe that period to period comparisons of our revenues, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

Interruptions or delays in the services provided by third-party data centers and/or internet service providers could impair the delivery of our solutions and our business could suffer.

In North America, we host our solutions in Equinix co-location facilities in Sunnyvale and San Jose, California and a suburb of Chicago, Illinois. Exostar hosts our solutions for the aerospace and defense industry in third-party data centers and with third-party internet service providers outside of Washington, D.C. All of our solutions reside on hardware owned or leased and operated by us and Exostar in these locations. In China, we host our solutions in a data center in Shanghai operated by Shanghai Telecom. Our operations depend on the protection of the equipment and information we store in these third-party data centers and which third-party internet service providers transmit against damage or service interruptions that may be caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, war, criminal act, military action, terrorist attack and other similar events beyond our control. A prolonged service disruption affecting our solutions for any of the foregoing reasons could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers from whom we receive recurring revenue or otherwise adversely affect our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the data centers we use.

Our solutions are accessed by a large number of customers often at the same time. As we continue to expand the number of our customers and solutions available to our customers, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of our third-party data centers or third-party internet service providers to meet our capacity requirements could result in interruptions or delays in access to our solutions or impede our ability to scale our operations. In the event that our data center or third-party internet service provider arrangements are terminated, or there is a lapse of service, interruption of internet service provider connectivity, or damage to such facilities, we could experience interruptions in access to our solutions as well as delays and additional expense in arranging new facilities and services.

We may experience service failures or interruptions due to defects in the software, infrastructure, third-party components or processes that comprise our existing or new solutions, any of which could adversely affect our business.

Our products may contain undetected defects in the software, infrastructure, third-party components or processes that are part of the solutions we provide. If these defects lead to service failures after introduction of a solution or an upgrade to the solution, we could experience delays or lost revenue during the period required to correct the cause of the defects. We cannot be certain that defects will not be found in new solutions or upgraded solutions, resulting in loss of, or delay in, market acceptance, which could have an adverse effect on our business, results of operations and financial condition.

Because customers use our solutions for critical business processes, any defect in our solutions, any disruption to our solutions or any error in execution could cause recurring revenue customers to cancel their contracts with us, prevent potential customers from purchasing our solutions and harm our reputation. Although our contracts with our customers limit our liability to our customers for these defects, disruptions or errors, we nonetheless could be subject to litigation for actual or alleged losses to our customers’ businesses, which may require us to spend significant time and money in litigation or arbitration or to pay significant settlements or damages. We do not currently maintain any warranty reserves. Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention and could cause our business to suffer.

The insurers under our existing liability insurance policy could deny coverage of a future claim that results from an error or defect in our technology or a resulting disruption in our solutions, or our existing liability insurance might not be adequate to cover all of the damages and other costs of such a claim. Moreover, we cannot assure you that our current liability insurance coverage will continue to be available to us on acceptable terms or at all. The successful assertion against us of one or more large claims that exceeds our insurance coverage, or the occurrence of changes in our liability insurance policy, including an increase in premiums or imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations. Even if we succeed in litigation with respect to a claim, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

We may be required to defer recognition of some of our revenue, which may adversely affect our financial results in any given period.

We may be required to defer recognition of revenue for a significant period of time after entering into an agreement due to a variety of factors, including whether:

•	The transaction involves both current on-demand software solutions and on-demand software solutions that are under development;

•	The customer requires significant modifications, configurations or complex interfaces that could delay delivery or acceptance of our solutions;

•	The transaction involves extended payment terms;

•	The transaction involves acceptance criteria or other terms that may delay revenue recognition; or

•	The transaction involves performance milestones or payment terms that depend upon the resolution of contingencies.

Because of these factors and other specific revenue recognition requirements under generally accepted accounting principles in the United States, or GAAP, we must have very precise terms in our contracts in order to recognize revenue when we initially provide access to our software solutions or perform services. Although we strive to enter into agreements that meet the criteria under GAAP for current revenue recognition on delivered elements, our agreements are often subject to negotiation and revision based on the demands of our customers. The final terms of our agreements sometimes result in deferred revenue recognition well after the time of delivery, which may adversely affect our financial results in any given period. In addition, because of prevailing economic conditions, more customers may require extended payment terms, shorter term contracts or alternative licensing arrangements that could reduce the amount of revenue we recognize upon delivery of our solutions and could adversely affect our short-term profitability.

Furthermore, the presentation of our financial results requires us to make estimates and assumptions that may affect revenue recognition. In some instances, we could reasonably use different estimates and assumptions, and changes in estimates are likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates.

If we are unable to substantially utilize our net operating loss carryforward, our future cash tax liability may increase.

As of February 28, 2013, our net operating loss, or NOL, carryforward amounts for U.S. federal income and state tax purposes were approximately $318.3 million and $100.3 million. Under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” may be subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years). We believe that there was an ownership change in a prior year, which resulted in an annual NOL limitation. In addition, new issuances of our common stock (including in connection with this offering), which is within our control, and purchases of our common stock in amounts greater than specified levels, which will be beyond our control, could create an additional limitation on our ability to utilize our NOLs for tax purposes in the future. Limitations imposed on our ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire. If any of these events occur, we may not derive some or all of the expected benefits from our NOLs. In addition, at the state level there may be periods during which the use of NOLs is suspended or otherwise limited, which would accelerate or may permanently increase state taxes owed.

If our goodwill or amortizable intangible assets become impaired we may be required to record a significant charge to earnings.

We acquire other companies and intangible assets and may not realize all the economic benefit from those acquisitions, which could result in an impairment of goodwill or intangibles. Under accounting principles generally accepted in the United States, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. We test goodwill for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable, include a decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry. We may be required to record a significant charge in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, negatively impacting our results of operations.

A failure to protect the integrity and security of our customers’ information could expose us to litigation, materially damage our reputation and harm our business. Furthermore, the unanticipated costs of protecting against such a failure could adversely affect our results of operations.

Our business involves the collection and use of confidential information of our customers and their trading partners. We cannot assure you that our efforts to protect this confidential information will be successful. If any compromise of this information security were to occur, we could be subject to legal claims and government action, experience an adverse effect on our reputation and need to incur significant additional costs to protect against similar information security breaches in the future, each of which could adversely affect our financial condition, results of operations and growth prospects. In addition, because of the critical nature of data security, any perceived breach of our security measures could cause existing or potential customers not to use our solutions and could harm our reputation.

Evolving regulation of the Internet may increase our expenditures related to compliance efforts, which may adversely affect our financial condition.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet and cloud computing are critical components of our business model. For example, we believe that increased regulation is likely in the area of data privacy on the Internet, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for solutions accessed via the Internet and restricting our ability to store, process and share data with our clients via the Internet. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

If we fail to protect our intellectual property and proprietary rights adequately, our business could be adversely affected.

We believe that proprietary technology is essential to establishing and maintaining our leadership position. We seek to protect our intellectual property through trade secrets, copyrights, confidentiality, non-compete and nondisclosure agreements, patents, trademarks, domain names and other measures, some of which afford only limited protection. We also rely on patent, trademark, trade secret and copyright laws to protect our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar or superior technology or design around our intellectual property. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Intellectual property protections may also be unavailable, limited or difficult to enforce in some countries, which could make it easier for competitors to capture market share. Our failure to adequately protect our intellectual property and proprietary rights could adversely affect our business, financial condition and results of operations.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses which could harm our business.

The industries in which we compete are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we seek to extend our solutions, we could be constrained by the intellectual property rights of others. In addition, our customer contracts require us to indemnify our customers against certain liabilities they may incur as a result of our infringement of any third-party intellectual property.

We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays or require us to enter into royalty or licensing agreements. Furthermore, if our solutions exceed the scope of in-bound licenses or violate any third-party proprietary rights, we could be required to withdraw those solutions from the market, re-develop those solutions or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and results of operations. If we were compelled to withdraw any of our solutions from the market, our business, financial condition and results of operations could be harmed.

The use of open source software in our products may expose us to additional risks and harm our intellectual property.

We incorporate open source software into our platform. Given the nature of open source software, third parties might assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our solutions, to re-develop our solutions, to discontinue sales of our solutions or to release our proprietary software code under the terms of an open source license, any of which could adversely affect our business.

Some of our products use or incorporate software that is subject to one or more open source licenses. Open source software is typically freely accessible, usable and modifiable. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms.

While we monitor the use of all open source software in our products, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product or solution when we do not wish to do so, such use may have inadvertently occurred in deploying our proprietary solutions. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our products and solutions, we could, under certain circumstances, be required to disclose the source code to our products and solutions. This could harm our intellectual property position and have a material adverse effect on our business, results of operations and financial condition.

Our strategy has included and will continue to include pursuing acquisitions and our potential inability to successfully integrate newly-acquired companies or businesses may adversely affect our financial results.

We believe part of our growth will be driven by acquisitions of other companies or their businesses. We recently completed the acquisition of ICON-SCM AG, or ICON, our largest acquisition to date. Our acquisitions, including ICON, entail a high degree of risk and may not generate the financial returns we expect. Any acquisitions we complete will give rise to risks, including:

•	Incurring significantly higher than anticipated capital expenditures and operating expenses;

•	Failing to assimilate the operations and personnel or failing to retain the key personnel of the acquired company or business;

•	Failing to integrate the acquired technologies, or incurring significant expense to integrate acquired technologies into our solutions;

•	Disrupting our ongoing business;

•	Incurring significant accounting charges;

•	Dissipating our management resources;

•	Failing to maintain uniform standards, controls and policies;

•	Impairing relationships with employees and customers as a result of changes in management;

•

Finding that the acquired company, asset or technology does not further our business strategy, that we overpaid for the company, asset or technology or that we may be required to write off acquired assets or investments partially or entirely;

•	Not realizing the expected synergies of the transaction;

•	Facing delays in customer purchases due to difficulty in retaining customers of acquired businesses;

•	Exposure to unforeseen liabilities and contingencies that were not identified prior to acquiring the company; and

•	An inability to generate sufficient revenue from acquisitions to offset the associated acquisition costs.

Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions. To the extent we do not successfully avoid or overcome the risks or problems related to any acquisitions, our results of operations and financial condition could be adversely affected. Acquisitions also could impact our financial position and capital needs, and could cause substantial fluctuations in our quarterly and annual results of operations. Acquisitions could include significant goodwill and intangible assets, which may result in future impairment charges that would reduce our stated earnings. We may incur significant costs in our efforts to engage in strategic transactions and these expenditures may not result in successful acquisitions.

Future acquisitions of technologies or companies, which are paid for partially or entirely through the issuance of stock or stock rights, could dilute the ownership of our existing stockholders.

We expect that the consideration we might pay for any future acquisitions of companies or technologies could include stock, rights to purchase stock, cash or some combination of the foregoing. In July 2013, we issued 451,593 shares of our common stock as partial consideration in connection with the acquisition of ICON. If we issue stock or rights to purchase stock in connection with future acquisitions, net income (loss) per share and then-existing holders of our common stock may experience dilution.

Mergers or other strategic transactions involving our competitors could weaken our competitive position, which could harm our results of operations.

Our industry is highly fragmented, and we believe it is likely that some of our existing competitors will consolidate or will be acquired. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with systems integrators, third-party consulting firms or other parties. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure and our loss of market share and could result in a competitor with greater financial, technical, marketing, service and other resources, all of which could have a material adverse effect on our business, results of operations and financial condition.

We may not receive significant revenue as a result of our current research and development efforts.

We have made and expect to continue to make significant investments in research and development and related product opportunities. For the nine months ended November 30, 2013, we spent $13.7 million on research and development expenses. High levels of expenditures for research and development could adversely affect our results of operations if not offset by corresponding future revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, it is difficult to estimate when, if ever, we will receive significant revenue as a result of these investments.

We incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our results of operations and our ability to attract and retain qualified executives and board members.

As a public company, we incur legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, as well as rules implemented by the Securities and Exchange Commission, or the SEC, the NASDAQ Stock Market, or NASDAQ, and other applicable securities or exchange-related rules and regulations. In addition, our management team also has to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The increased costs associated with operating as a public company decreases our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, our results of operations could be adversely effected.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual nonbinding advisory vote on executive compensation and seeking nonbinding stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although we would cease to be an “emerging growth company” prior to such time if we have more than $1.0 billion in annual revenue, more than $700 million in market value of our common stock is held by non-affiliates or we issue more than $1.0 billion of non-convertible debt over a three-year period.

As a public company, it is more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We rely significantly on recurring revenue, which may decline or fail to be renewed, and our future results of operations could be harmed.

Our revenue from subscriptions to our software and software-related support services accounted for approximately 77.4% of our total revenue for the nine months ended November 30, 2013. Revenue from our subscriptions is recognized over the contractual term of the license, which is typically three to five years, and is generally recurring in nature. Sales of new or recurring subscriptions and software-related support service contracts and renewals after expiration of the initial term may decline or fluctuate as a result of a number of factors, including end customers’ level of satisfaction with our software solutions, the prices of our software solutions, the prices of products and services offered by our competitors or reductions in our customers’ spending levels. A software industry-wide movement towards shorter contractual license terms led by other SaaS providers, which competitive pressures may compel us to follow, could lead to increased volatility and diminished visibility into future recurring revenue. If our sales of new or recurring subscriptions and software related support service contracts decline, our revenue and revenue growth may decline, and our business will suffer.

Because we recognize certain revenue from subscriptions and support services over the term of the relevant service period, downturns or upturns in sales are not immediately fully reflected in our results of operations.

We recognize recurring subscriptions and software-related support services revenue monthly over the term of the relevant service period, which is typically three to five years. As a result, much of the revenue we report each quarter is the recognition of deferred revenue from recurring subscriptions and software-related support service contracts entered into during previous quarters. Consequently, a decline in new or renewed recurring subscriptions and software-related support service contracts in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our recurring subscriptions and software-related support services are not reflected in full in our results of operations until future periods. Revenue from our recurring subscriptions and software-related support services also makes it difficult for us to rapidly increase our revenue through additional service sales in any period, as revenue from new and renewal software-related service contracts must be recognized over the applicable service period.

Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and adversely affect our results of operations.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests and the value of shares of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, if at all, we may not be able to, among other things:

•	Develop and enhance our solutions;

•	Continue to expand our technology development, sales and marketing organizations;

•	Hire, train and retain employees;

•	Respond to competitive pressures or unanticipated working capital requirements; or

•	Pursue acquisition opportunities.

Our inability to do any of the foregoing could reduce our ability to compete successfully and adversely affect our results of operations.

Because our long-term success depends, in part, on our ability to expand the sales of our solutions to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We have limited experience operating in foreign jurisdictions. Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. Customers in countries outside of the United States accounted for 36.0% of our total revenue for the fiscal year ended February 28, 2013 and 24.4% of our total revenue for the nine months ended November 30, 2013. The decrease was due to revenue associated with a contract amendment that was accelerated into the three months ended August 31, 2012, which would have been recognized in the remainder of fiscal 2013 through fiscal 2015 as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Quarterly Report on Form 10-Q for the three months ended November 30, 2013, and timing of deployment of professional services. Our limited experience in operating our business outside of the United States increases the risk that our current and any future international expansion efforts will not be successful. Conducting international operations subjects us to new risks that, generally, we have not faced in the United States, including:

•	Fluctuations in currency exchange rates;

•	Unexpected changes in foreign regulatory requirements;

•	Longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	Difficulties in managing and staffing international operations, including differences in labor laws;

•	Potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	Localization of our solutions, including translation into foreign languages and associated expenses;

•	The burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to privacy and data security;

•	Requirements for regional hosting of customer solutions and data, which may require additional capital expenditures necessary to set up new data centers;

•	Increased financial accounting and reporting burdens and complexities;

•	Political, social and economic instability abroad, terrorist attacks and security concerns in general; and

•	Reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally. Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing, acquiring or integrating operations in other countries will produce desired levels of revenue or profitability.

From time to time, we may become defendants in legal proceedings as to which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.

We may become defendants in legal proceedings from time to time. Companies in our industry have been subject to claims related to patent infringement and product liability, as well as contract and employment-related claims. We may not be able to accurately assess the risk related to these suits, and we may be unable to accurately assess our level of exposure.

We are required to comply with U.S. export control laws and regulations. Noncompliance with those laws and regulations could have a material adverse effect on our business.

Our solutions are subject to U.S. export controls and we incorporate encryption technology into certain of our solutions. These encrypted solutions and the underlying technology may be exported outside the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations, including the filing of an encryption registration. U.S. export control laws and economic sanctions prohibit the shipment of certain solutions and services to U.S. embargoed or sanctioned countries, governments and persons and complying with export control and sanctions regulations for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. Penalties for violations of the U.S. export control laws include fines of up to $250,000 or twice the value of the transaction, whichever is greater, per violation, the possible loss of export or import privileges and criminal action for knowing or willful violations.

Further, if our operating partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, become the subject of government investigations or penalties, and incur reputational harm.

In addition, various countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to sell our solutions or could limit our customers’ ability to implement our solutions in those countries. Changes in our solutions or changes in export and import regulations may create delays in the introduction of our solutions in international markets, prevent our customers with international operations from deploying our solutions globally or, in some cases, prevent the export or import of our solutions to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our solutions by, or in our decreased ability to export or sell our solutions to, existing or potential customers with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions would likely adversely affect our business, financial condition and results of operations.

Our facilities in California are located near known earthquake faults, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facilities and equipment, which could negatively impact our operations.

Our facilities in the San Francisco Bay Area are located near known earthquake fault zones and are vulnerable to damage from earthquakes. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities would be seriously, or potentially completely, impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. Accordingly, an earthquake or other disaster could materially and adversely harm our ability to conduct business.

We may be subject to additional tax liabilities.

We are subject to income, sales, use, value added and other taxes in the United States and other countries in which we conduct business, which such laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect sales, use, value added or other taxes on our sales may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future. Significant judgment is required in determining our worldwide provision for income taxes. These determinations are highly complex and require detailed analysis of the available information and applicable statutes and regulatory materials. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical tax practices, provisions and accruals. If we receive an adverse ruling as a result of an audit, or we unilaterally determine that we have misinterpreted provisions of the tax regulations to which we are subject, there could be a material effect on our tax provision, net income or cash flows in the period or periods for which that determination is made. In addition, liabilities associated with taxes are often subject to an extended or indefinite statute of limitations period. Therefore, we may be subject to additional tax liability (including penalties and interest) for a particular year for extended periods of time.

Changes in existing financial accounting standards or practices, or taxation rules or practices, may adversely affect our results of operations.

Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could have a significant adverse effect on our results of operations or the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective.

Risks Relating to Owning Our Common Stock and this Offering

Our share price may be volatile and you may be unable to sell your shares at or above the offering price.

The market price of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	Actual or anticipated fluctuations in our financial condition and results of operations;

•	Overall conditions in our industry and market;

•	Addition or loss of significant customers;

•	Changes in laws or regulations applicable to our products;

•	Actual or anticipated changes in our growth rate relative to our competitors;

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Additions or departures of key personnel;

•	Competition from existing products or new products that may emerge;

•	Issuance of new or updated research or reports by securities analysts;

•	Fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	Disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain intellectual property protection for our technologies;

•	Sales of our common stock by us or our stockholders;

•	Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	The expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and

•	General economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. If the market price of our common stock after this offering does not exceed the offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Future sales of our common stock in the public market could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. In addition, certain holders of our shares of common stock are entitled to rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act, pursuant to a registration rights agreement between such holders and us and pursuant to the acquisition agreement between us and ICON. If such holders sell a large number of shares, the market price for our common stock could be adversely affected. If we file a registration statement for the purpose of selling additional shares to raise capital and are required to include shares held by these holders pursuant to the exercise of their registration rights, our ability to raise capital may be impaired.

All of the common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act except for any shares held by our affiliates as defined in Rule 144 under the Securities Act.                 shares of common stock outstanding after this offering, based on shares outstanding as of November 30, 2013, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 60 days after the date of this prospectus, subject to certain extensions.

We filed a registration statement on Form S-8 under the Securities Act to register shares for issuance under our 2003 Stock Plan and 2012 Equity Compensation Plan. Our 2012 Equity Compensation Plan provides for automatic increases in the shares reserved for issuance under the plan which could result in additional dilution to our stockholders. These shares can be freely sold in the public market upon issuance and vesting, subject to a lock-up period and other restrictions provided under the terms of the applicable plan and/or the option agreements entered into with option holders.

We may also issue shares of our common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

As a result of becoming a public company, we are obligated to develop and maintain a system of effective internal controls over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on effectiveness of our internal controls. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

We are an “emerging growth company” and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual non-binding advisory vote on executive compensation and nonbinding stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may become more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from this offering may be used for working capital purposes and for other general corporate purposes, including the research and development of new products, sales and marketing activities, to finance acquisition opportunities and other capital expenditures. Although we may also use a portion of the net proceeds to acquire complementary products, services, technologies or businesses, we have no current understandings, agreements or commitments to do so at this time.

Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our results of operations or increase our market value.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $         in net tangible book value per share from the price you paid. In addition, following this offering, purchasers in this offering will have contributed     % of the total consideration paid by our stockholders to purchase shares of common stock, in exchange for acquiring approximately     % of our total outstanding shares as of November 30, 2013 after giving effect to this offering. In addition, if outstanding options to purchase our common stock are exercised, you will experience additional dilution.

Our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change in corporate control.

As of November 30, 2013, our executive officers and directors, and entities that are affiliated with them, beneficially owned (as determined in accordance with the rules of the SEC) an aggregate of 28.9% of our outstanding common stock. As a result, these stockholders, acting together, have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	Delaying, deferring or preventing a change in corporate control;

•	Impeding a merger, consolidation, takeover or other business combination involving us; or

•	Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

In addition, our named executive officers, Mark Woodward, Peter Maloney and David Packer, have received the following additional equity grants during our 2014 fiscal year pursuant to which they may acquire additional shares of our common stock upon the exercise (for options) or vesting (for restricted stock units) of such grants: (i) options to purchase the following amount of shares of our common stock: 77,500 (Mr. Woodward), 31,000 (Mr. Maloney) and 16,000 (Mr. Packer), which options are subject to time-based vesting (ii) the following restricted stock units, which are subject to performance-based and time-based vesting: 58,125 (Mr. Woodward), 23,250 (Mr. Maloney) and 12,000 (Mr. Packer) and (iii) the following restricted stock units, which are subject to performance-based vesting: 89,500 (Mr. Woodward), 49,500 (Mr. Maloney) and 49,500 (Mr. Packer). The vesting of such restricted stock units is subject to acceleration of vesting in the event of certain terminations of employment upon or within 12 months following a change in control (as defined in the equity plan under which the award was made).

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

•	Authorize our board of directors to issue, without further action by the stockholders up to 10,000,000 shares of undesignated preferred stock;

•	Require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	Specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of the Board, the Chief Executive Officer or the President;

•

Establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	Provide that directors may be removed only for cause;

•	Provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	Establish that our board of directors is divided into three classes—Class I, Class II and Class III— with each class serving staggered terms; and

•	Require a super-majority of votes to amend certain of the above-mentioned provisions.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control. These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change of control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus, including the information we are incorporating by reference, and any accompanying prospectus supplement or free writing prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements include, but are not limited to, statements about:

•	Our growth strategy;

•	Our plans for future products;

•	Our operating results;

•	Our ability to anticipate future market demands and future needs of our customers;

•	Our customer concentration;

•	Our ability to effectively manage our growth;

•	Our expectations regarding our expenses, sales and operations;

•	Our anticipated trends and challenges in the markets in which we operate;

•	Our competition;

•	Our ability to successfully enter new markets and manage our international expansion; and

•	Our intellectual property.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. See the section entitled “Where You Can Find More Information” in this prospectus.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by Gartner, Inc., or Gartner. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in “Risk Factors.”

Each of the Gartner publications referenced herein, Forecast: Enterprise Software Markets, Worldwide, 2010-2017, 4Q13 Update by Laurie Wurster, Joanne Correia, Fabrizio Biscotti, Matthew Cheung, Ruggero Contu, David Coyle, Federico de Silva Leon, Yanna Dharmasthira, Tom Eid, Chad Eschinger, Colleen Graham, Bianca Granetto, Neil McMurchy, Vassil Mladjov, Chris Pang, Asheesh Raina, Dan Sommer, Bhavish Sood, Hai Hong Swinehart, Michael Warrilow, Jin-Sik Yim and Jie Zhang, dated December 2013, Forecast: Public Cloud Services, Worldwide, 2011-2017, 4Q13 Update by Ed Anderson, Venecia Liu, Andrew Frank, Susan Cournoyer, TJ Singh, Morgan Yeates, Cathy Tornbohm, Rajesh Kandaswamy, Jeff Roster, Dan Sommer, Joanne Correia, Yanna Dharmasthira, Hai Hong Swinehart, Tom Eid, Bianca Granetto, Chris Pang, Laurie Wurster, Chad Eschinger, Fabrizio Biscotti, Gregor Petri, Douglas Toombs, Gianluca Tramacere, Dean Blackmore, Lai-Ling Lam, Jie Zhang, Alan Dayley and Ruggero Contu, dated December 2013 and The Gartner Supply Chain Top 25 for 2013 by Debra Hofman, Stan Aronow and Kimberly Nilles, dated May 2013, speaks as of its original publication date (and not as of the date of this prospectus). The opinions expressed in Gartner publications are not representations of fact, and are subject to change without notice. All statements in this prospectus attributable to Gartner represent our interpretation of data, research opinion or viewpoints published as part of a syndicated subscription service provided by Gartner, and the statements attributable to The Gartner Supply Chain Top 25 for 2013 have not been reviewed by Gartner.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of              shares of common stock in this offering at an assumed public offering price of $         per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on                     , 2014, will be $        , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

We intend to use the net proceeds of this offering primarily for general corporate purposes and other operating expenses, including expenditures related to this offering, working capital, sales and marketing activities, general and administrative expenses and capital expenditures. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business.

In addition, if appropriate opportunities arise to acquire or invest in complementary businesses, product lines, products or technologies, we may use a portion of the net proceeds for such acquisition or investment. However, we are not currently discussing any such potential acquisition or investment with any third party.

Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on the NASDAQ Global Market under the symbol “EOPN” since July 26, 2012. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Global Market:

	High	Low
Year Ended February 28, 2013:
Second Quarter (from July 26, 2012)	$14.44	$11.75
Third Quarter	$18.20	$12.56
Fourth Quarter	$20.50	$12.95

	High	Low
Year Ended February 28, 2014:
First Quarter	$22.00	$12.27
Second Quarter	$21.15	$13.91
Third Quarter	$26.00	$18.54
Fourth Quarter (through January 13, 2014)	$26.40	$19.94

On January 13, 2014, the last reported sale price of our common stock on the NASDAQ Global Market was $22.67 per share. As of November 30, 2013, we had 240 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of November 30, 2013:

•	on an actual basis; and

•

on an as adjusted basis to reflect our receipt of the net proceeds from our sale of             shares of common stock in this offering at an assumed public offering price of $         per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on                     , 2014, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing in our Quarterly Report on Form 10-Q for the three months ended November 30, 2013.

	Actual	As Adjusted
Cash and cash equivalents	$12,381	$

Long-term investments	384
Current liabilities	54,942
Long-term liabilities	8,826
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value: 10,000,000 authorized, no shares issued and outstanding, actual and as adjusted
Common stock, $0.001 par value: 26,614,212, actual; authorized, 100,000,000; issued and outstanding, , issued and outstanding as adjusted	27
Additional paid-in capital	374,780
Accumulated other comprehensive income	47
Accumulated deficit	(359,894)

Total stockholders’ equity deficit	14,960

Total capitalization	$78,728	$

The number of shares of our common stock outstanding after the completion of this offering is based on 26,614,212 shares outstanding as of November 30, 2013, and excludes:

•	2,393,865 shares of common stock issuable upon the exercise of options outstanding as of November 30, 2013 at a weighted average exercise price of $9.71 per share;

•	576,843 shares of common stock issuable upon the release of outstanding restricted stock units as of November 30, 2013; and

•

2,694,645 shares reserved for future issuance under our 2012 Equity Compensation Plan, as well as shares originally reserved for issuance under our 2003 Stock Plan, but which may become available for awards under our 2012 Equity Compensation Plan, which plan contains provisions that will automatically increase its share reserve each year.

Except for historical financial statements or as otherwise indicated, information in this prospectus reflects or assumes no exercise after November 30, 2013 of outstanding options and no exercise of the underwriters’ option to purchase additional shares.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this public offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

At November 30, 2013, our net tangible book value was approximately $(21.8) million, or $(0.82) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the shares of common stock outstanding at November 30, 2013. After giving effect to our sale of             shares of common stock in this offering at a public offering price of $         per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at November 30, 2013 would have been $         million, or $         per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to new investors.

The following table illustrates this dilution:

Public offering price per share		$
Net tangible book value per share as of November 30, 2013	$(0.82)
Increase per share attributable to this offering

As adjusted net tangible book value per share after giving effect to this offering

Net tangible book value dilution per share to investors in this offering		$

If the underwriters fully exercise their option to purchase additional shares, the as adjusted net tangible book value per share after giving effect to this offering would be $         per share, and the dilution in net tangible book value per share to investors in this offering would be $         per share.

The following table summarizes, on an as adjusted basis as of November 30, 2013, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the public offering price of $         per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased Number	Percent	Total Consideration Amount		Percent	Average Price Per Share
Existing stockholders	26,614,212	100%		$374,806,802	100%		$14.08
New investors		%			%

Total		100%	$		100%	$

The foregoing calculations are based on 26,614,212 shares of our common stock outstanding as of November 30, 2013, and excludes:

•	2,393,865 shares of common stock issuable upon the exercise of options outstanding as of November 30, 2013 at a weighted average exercise price of $9.71 per share;

•	576,843 shares of common stock issuable upon the release of outstanding restricted stock units as of November 30, 2013; and

•

2,694,645 shares reserved for future issuance under our 2012 Equity Compensation Plan, as well as shares originally reserved for issuance under our 2003 Stock Plan, but which may become available for awards under our 2012 Equity Compensation Plan, which plan contains provisions that will automatically increase its share reserve each year.

Sales by the selling stockholders in this offering will cause the number of shares owned by the existing stockholders to be reduced by                  shares or     % of the total number of shares of our common stock outstanding upon the closing of the offering.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 30, 2013 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors; (iii) each named executive officer; (iv) all current directors and executive officers as a group and (v) all selling stockholders.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of November 30, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock prior to this offering on 26,614,212 shares of our common stock outstanding as of November 30, 2013. Percentage ownership of our common stock after this offering includes our sale of              shares of common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares). Except as set forth below, the address of each stockholder listed in the following table is E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage		Shares	Percentage
5% Stockholders:
Entities affiliated with Crosspoint Venture Partners (1)	3,788,509	14.2%
670 Woodside Road, Woodside, California 94061
FMR LLC (2)	2,901,281	10.9%
82 Devonshire Street, Boston, Massachusetts 02109
Entities Affiliated with Invesco Private Capital, Inc. (3)	1,323,110	5%
c/o Invesco Private Capital, Inc., 1166 Avenue of the Americas, 25th Floor, New York, New York 10036
Named Executive Officers and Directors:
Mark E. Woodward (4)	978,588	3.6%
Peter J. Maloney (5)	117,002	*
David Packer (6)	18,476	*
John B. Mumford (7)	6,307,375	23.7%
Carl Bass (8)	56,494	*
Bernard F. Mathaisel (9)	68,205	*
Nicholas G. Moore (10)	97,941	*
Patrick J. O’Malley, III (11)	48,285	*
Stephen M. Ward, Jr. (12)	138,513	*
All current directors and executive officers as a group (11 persons) (13)	7,866,192	28.9%
Other Selling Stockholders:

*	Represents beneficial ownership of less than 1%.

(1)	The information reported is based upon a Schedule 13G filed with the SEC on February 5, 2013 and a Form 4 filed with the SEC on August 5, 2013 by Crosspoint Associates 2000, LP (“Crosspoint Associates”) on behalf of itself, Crosspoint Venture Partners 2000 Q, LP (“CVP 2000 (Q)”), Crosspoint Venture Partners 2000, L.P. (“CVP 2000”) and John B. Mumford. Includes (i) 388,958 shares held by CVP 2000, (ii) 3,391,551 shares held by CVP 2000 (Q), (iii) options to purchase 837 shares vested and exercisable within 60 days of November 30, 2013 held of record by CVP 2000 and (iv) options to purchase 7,163 shares vested and exercisable within 60 days of November 30, 2103 held of record by CVP 2000 (Q). Crosspoint Associates is the general partner of CVP 2000 and CVP 2000 (Q) with shared voting and dispositive power over the shares held by each of CVP 2000 and CVP 2000 (Q). John B. Mumford, one of our directors, is a managing member of Crosspoint Associates. Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 2000 and CVP 2000 (Q).
(2)	The information reported is based solely upon a Schedule 13G filed with the SEC on March 11, 2013 by FMR LLC, on behalf of itself, Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity OTC Portfolio. According to the Schedule 13G, Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,901,281 shares of the common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. The ownership of one investment company, Fidelity OTC Portfolio, amounted to 1,266,988 shares or 5.055% of the Common Stock outstanding at February 28, 2013. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 2,901,281 shares owned by the funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The address for these entities is 82 Devonshire Street, Boston, MA 02109.
(3)	The information reported is based upon a Schedule 13G filed with the SEC on February 14, 2013 by Invesco Private Capital, Inc. and a Form 4 filed with the SEC on August 19, 2013. Includes (i) 774,853 shares held by Chancellor V, L.P. (“Chancellor V”), (ii) 399,451 shares held by Chancellor V-A, L.P. (“Chancellor V-A”), (iii) 121,056 shares held by Citiventure 2000, L.P. (“Citiventure”), (iv) options to purchase 16,601 shares vested and exercisable within 60 days of November 30, 2013 held of record by Chancellor V, (v) options to purchase 8,557 shares vested and exercisable within 60 days of November 30, 2013 held of record by Chancellor V-A and (vi) options to purchase 2,592 shares vested and exercisable within 60 days of November 30, 2013 held of record by Citiventure.
(4)	Includes (i) 218,546 shares issuable upon the exercise of options that are vested and exercisable within 60 days of November 30, 2013, (ii) 694,787 shares held in trusts, for which Mr. Woodward disclaims beneficial ownership of 104,283 shares and (iii) 65,255 shares held of record by Mr. Woodward.
(5)	Includes (i) 44,596 shares issuable upon the exercise of options that are vested and exercisable within 60 days of November 30, 2013 and (ii) 72,406 shares held of record by Mr. Maloney.
(6)	Includes 18,476 shares issuable upon the exercise of options that are vested and exercisable within 60 days of November 30, 2013.
(7)

Includes (i) 3,391,551 shares held by CVP 2000 (Q), (ii) 388,958 shares held by CVP 2000, (iii) options to purchase 837 shares vested and exercisable within 60 days of November 30,2013 held of record by CVP 2000, (iv) options to purchase 7,163 shares vested and exercisable within 60 days of November 30, 2103 held of record by CVP 2000 (Q), (v) 542 shares held by Mumford CVP 2000, (vi) 1,874,386 shares held of record by Mr. Mumford’s family trust, (vii) 633,138 shares held by Mumford Lanai LLC and (viii) options to purchase 10,800 shares vested and exercisable within 60 days of November 30, 2013. Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 2000 and CVP 2000 (Q).
(8)	Includes (i) 56,235 shares issuable upon the exercise of options exercisable within 60 days of November 30, 2013, of which 32,092 are vested and (ii) 259 shares held of record by Mr. Bass.
(9)	Includes 68,205 shares issuable upon the exercise of options that are exercisable within 60 days of November 30, 2013, of which 61,062 are vested.
(10)	Includes (i) 69,370 shares issuable upon the exercise of options that are exercisable within 60 days of November 30, 2013, of which 62,227 are vested and (ii) 28,571 shares held of record by Moore Family Ventures, L.P. for which Mr. Moore serves as a general partner.
(11)	Mr. O’Malley, one of our directors, holds, on behalf of Seagate Technology LLC, 48,285 shares issuable upon the exercise of options that are exercisable within 60 days of November 30, 2013, of which 24,142 are vested. Mr. O’Malley disclaims beneficial ownership of the option and the underlying shares, and all shares reported by the Seagate Entities.
(12)	Includes (i) 67,085 shares issuable upon the exercise of options that are exercisable within 60 days of November 30, 2013, of which 59,942 are vested and (ii) 71,428 shares held of record by Stephen M. Ward, Jr. and Lori Beth Ward as community property.
(13)	Includes 644,911 shares issuable upon the exercise of options that are exercisable within 60 days of November 30, 2013, of which 575,196 are vested.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and of certain provisions of our amended and restated certificate of incorporation and bylaws. For more detailed information, please see our amended and restated certificate of incorporation and bylaws, which we previously filed with the SEC and are incorporated by reference into this registration statement of which this prospectus is part.

Our authorized capital stock consists of 110,000,000 shares, all with a par value of $0.001 per share, of which:

•	100,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

As of November 30, 2013, we had outstanding 26,614,212 shares of common stock held of record by 240 stockholders.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock then outstanding. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Though we currently have no plans to issue any shares of preferred stock, our board of directors has the authority, without further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until such time as our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•	diluting the voting power of the holders of common stock;

•	reducing the likelihood that holders of common stock will receive dividend payments;

•	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

•	delaying, deterring or preventing a change-in-control or other corporate takeover.

Registration Rights

As of November 30, 2013, the holders of an aggregate of 5,075,869 shares of our common stock are entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act pursuant to (i) a registration rights agreement by and among us and certain of our stockholders (we refer to these shares collectively as “registrable securities”) and (ii) pursuant to the acquisition agreement between us and ICON-SCM AG.

The registration of shares of common stock as a result of the following rights being exercised would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. Ordinarily, we will be required to pay all expenses, other than underwriting discounts and commissions, related to any registration effected pursuant to the exercise of these registration rights.

Registration Rights Agreement

The registration rights terminate five years after completion of our initial public offering or, with respect to the registration rights of an individual holder, when such holder’s registrable securities represent 1% or less of our outstanding common stock and can be sold pursuant to Rule 144 of the Securities Act.

Demand Registration Rights

If at any time the holders of at least 40% of the registrable securities then outstanding request in writing that we effect a registration that has a reasonably anticipated aggregate price to the public of at least $5,000,000, we may be required to register their shares. At most, we are obligated to effect two registrations for the holders of registrable securities in response to these demand registration rights. Depending on certain conditions, however, we may defer such registration for up to 90 days. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

If we propose to register any shares of our securities under the Securities Act, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration, subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten, subject to certain restrictions, for reasons related to the marketing of the shares.

Form S-3 Registration Rights

If at any time holders of at least 15% of the registrable securities then outstanding request in writing that we register their shares for public resale on Form S-3, we will be required to use our best efforts to effect such registration; provided, however, that if such registration would be seriously detrimental to us or our stockholders, we may defer the registration for up to 90 days. We are only obligated to effect up to two registrations on Form S-3 in any 12 month period.

Indemnification

We are obligated to indemnify certain of the selling stockholders and any person who might be deemed to control them in the event of material misstatements or omissions in the registration statement or related violations of law attributable to us. Each selling stockholder is severally and not jointly, obligated to indemnify us, each underwriter, if any, each person who controls us or any underwriter within the meaning of Section 15 of the Securities Act, and each other selling stockholder in the event of material misstatements or omissions in the registration statement attributable to such stockholder. The liability of such selling stockholder shall be limited to an amount equal to the net proceeds to each such selling stockholder.

ICON-SCM Agreement

Pursuant to the acquisition agreement with ICON-SCM AG, if we propose to register any shares of our common stock under the Securities Act, we are obligated to use our reasonable best efforts to include the registrable securities issued pursuant to such acquisition agreement.

Voting Rights

Under the provisions of our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share of common stock held by such holder on any matter submitted to a vote at a meeting of stockholders. Our amended and restated certificate of incorporation does not provide cumulative voting rights to holders of our common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of the Board, the Chief Executive Officer or the President;

•

Provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	provide that directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	provide that our board of directors is divided into three classes—Class I, Class II and Class III—with each class serving staggered terms; and

•	require a super-majority of votes to amend certain of the above-mentioned provisions.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our restated certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “EOPN.”

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax and estate tax consequences of the ownership and disposition of our common stock to non-U.S. holders. It is not intended to be a complete analysis of all the U.S. federal income tax considerations that may be relevant to a non-U.S. holder. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions or that any contrary position taken by the IRS would not be sustained by a court.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	an integral part or controlled entity of a foreign sovereign;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	controlled foreign corporations or passive foreign investment companies;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code; or

•	persons who hold our common stock other than as a capital asset (generally, an asset held for investment purposes).

In addition, if a partnership, or entity classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a holder that, for U.S. federal income tax purposes, is not a U.S. person or a partnership. For purposes of this discussion, you are a U.S. person if you are:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) that has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock and do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, which will be subject to tax as described in “Gain on Disposition of Common Stock,” below.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with a properly completed IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income treaty applies, are attributable to a permanent establishment maintained by you in the United States) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with a properly completed IRS Form W-8ECI certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund from the IRS of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, it is attributable to a permanent establishment maintained by the United States);

•

you are an individual non-U.S. holder who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. Corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses (even though you are not considered a resident of the United States). You should consult any applicable income tax or other treaties, which may provide for different rules.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the disposition or your holding period for our common stock. If gain on the sale or other taxable disposition of our stock is subject to tax because we are a USRPHC, you would be subject to regular U.S. federal income tax with respect to such gain, generally in the same manner as a U.S. person.

Federal Estate Tax

Common stock held or beneficially owned by an individual non-U.S. holder (as defined for U.S. federal estate tax purposes) at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding (currently at a rate of 28%) unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8.

Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Taxation of our Common Stock Held By or Through Foreign Entities

The Foreign Account Tax Compliance Act, or FATCA, generally will impose a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. FACTA potentially imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of our common stock if they are paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under FACTA, withholding on dividends of our stock, will be required for payments made on or after July 1, 2014, and withholding on payments of gross proceeds from the sale or disposition of our stock will be required for payments made on or after January 1, 2017. Any intergovernmental agreements between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors should consult their tax advisors regarding the impact of this legislation on their investment in our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Pacific Crest Securities LLC
William Blair & Company, L.L.C.
Canaccord Genuity Inc.
Needham & Company, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         million and are payable by us.

Option to Purchase Additional Shares

A certain selling stockholder granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to              additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholders, and our executive officers and directors and certain of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

The shares are listed on the NASDAQ Global Market under the symbol “EOPN.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of E2open, Inc. as of February 28, 2013 and 2012, and for each of years in the three-year period ended February 28, 2013, have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the February 28, 2013 consolidated financial statements refers to a change in the method of classifying deferred initial public offering costs and to a change in the method of accounting for revenue arrangements for multiple deliverables.

The audited financial statements of ICON-SCM AG as of and for the years ended December 31, 2012 and 2011, incorporated in this Prospectus by reference from the Current Report on Form 8-K/A of E2open, Inc. filed on October 10, 2013, which amends the Current Report on Form 8-K filed on July 31, 2013, have been audited by Deloitte & Touche GmbH, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph related to the reconciliation of net (loss) income and shareholders’ equity from accounting principles generally accepted in Germany to accounting principles generally accepted in the United States, discussed in Note F to the financial statements) which is incorporated herein by reference, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy and information statements and other information with the SEC. Information filed with the SEC by us may be inspected and copies at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers such as us who file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in this prospectus supersedes information that we have filed with the SEC prior to the date of this prospectus, and any information that we file subsequently with the SEC that is incorporated by reference will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended February 28, 2013;

•	Quarterly Reports on Form 10-Q filed with the SEC on July 11, 2013, October 10, 2013 and January 9, 2014;

•

Current Reports on Form 8-K filed with the SEC on April 19, 2013, June 17, 2013, July 12, 2013, July 31, 2013, August 9, 2013, October 10, 2013 (as amended by Form 8-K/A filed on October 11, 2013) and November 15, 2013;

•	Current Reports on Form 8-K/A filed with the SEC on October 10, 2013, October 11, 2013 and January 13, 2014;

•

The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on July 13, 2012, including any amendments or reports filed for the purpose of updating the description; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering (except for information furnished and not filed with the SEC in a Current Report on Form 8-K).

The documents incorporated by reference (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to the office at E2open, Inc., 4100 East Third Avenue, Suite 400, Foster City, California 94404; telephone (650) 645-6500.

BRINGING COLLABORATIVE PLANNING & EXECUTION TO THE GLOBAL TRADING NETWORK

E2OPEN®

E2open is a leading provider of cloud-based, on-demand software solutions enabling enterprises to procure, manufacture, sell, and distribute products more efficiently through collaborative planning & execution across global trading networks. Brand owners use E2open solutions to gain visibility into and control over their trading networks through the real-time information, harnessing of big data, integrated business processes, advanced analytics, and business intelligence that E2open provides. E2open is headquartered in Foster City, California with operations worldwide.

            Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

Pacific Crest Securities

William Blair

Canaccord Genuity

Needham & Company

                    , 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the SEC and estimates of all other expenses to be incurred in connection with the sale of the shares being registered:

SEC registration fee		$11,109
FINRA filing fee		13,438
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Blue sky fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 15. Indemnification of Directors and Officers

We are a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Our bylaws provide that we will indemnify and advance expenses to our directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by law; provided, however, that if we enter into an indemnification agreement with such directors or officers, such agreement controls.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

Our certificate of incorporation provides that our directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification. We also maintain a directors’ and officers’ liability insurance policy.

As permitted by the Delaware General Corporation Law, we entered into indemnity agreements with each of our directors that require us to indemnify such persons against various actions including, but not limited to, third-party actions where such director, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. We indemnify directors against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors, and for any expenses actually and reasonably incurred by such directors in connection with such action, if such directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also advance to our directors expenses (including attorney’s fees) incurred by such directors in advance of the final disposition of any action after the receipt by the corporation of a statement or statements from directors requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the corporation.

The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the corporation of any action in connection with which a director seeks indemnification or advancement of expenses from the corporation, and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 16. Exhibits

See the Exhibit Index following the signature page.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on January 13, 2014.

E2OPEN, INC.

By:	/s/ Mark E. Woodward

Mark E. Woodward President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. Woodward and Peter J. Maloney, jointly and severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 of E2open, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark E. Woodward Mark E. Woodward	Director, President and Chief Executive Officer (Principal Executive Officer)	January 13, 2014

/s/ Peter J. Maloney Peter J. Maloney	Chief Financial Officer (Principal Financial and Accounting Officer)	January 13, 2014

/s/ John B. Mumford John B. Mumford	Chairman of the Board of Directors	January 13, 2014

/s/ Carl Bass Carl Bass	Director	January 13, 2014

/s/ Bernard F. Mathaisel Bernard F. Mathaisel	Director	January 13, 2014

/s/ Nicholas G. Moore Nicholas G. Moore	Director	January 13, 2014

/s/ Patrick J. O’Malley, III Patrick J. O’Malley, III	Director	January 13, 2014

/s/ Stephen M. Ward, Jr. Stephen M. Ward, Jr.	Director	January 13, 2014

EXHIBIT INDEX

1.1†	Form of Underwriting Agreement.

2.1(1)	Share Purchase Agreement between ICON-SCM AG and the Company, dated July 30, 2013.

4.1(2)	Specimen Common Stock Certificate of the Registrant.

4.2(3)	Registration Rights Agreement, dated June 27, 2005, as amended.

5.1†	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Deloitte & Touche GmbH, Independent Auditors.

23.3†	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page).

*	Filed herewith.
†	To be filed by amendment.

(1)	Incorporated by reference from Exhibit 10.1 to the Company’s quarterly report on Form 10-Q (No. 001-35598), as filed with the Securities and Exchange Commission on October 10, 2013.
(2)	Incorporated by reference from Exhibit 4.1 to the Company’s registration statement on Form S-1 (No. 333-179558), Amendment No. 3, as filed with the Securities and Exchange Commission on July 2, 2012.
(3)	Incorporated by reference from Exhibit 4.2 to the Company’s registration statement on Form S-1 (No. 333-179558), as filed with the Securities and Exchange Commission on February 17, 2012.